Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 19, 2012

Registration Statement No. 333-170231-07

PXG DETAILS $1.2bln AmeriCredit(AMCAR) 2012-3
BOOKRUNNERS: JPM (str), BarCap, DB, MS
CO-MANAGERS: GS, RBS, WF	100% POT

CL	$AMT (MM)	WAL	M/S	WIN	PXING	%	CPN	$PX
A-1	264.500	0.19	P-1/A-1+	1-5	IL-2	0.36138	0.36138	100.00000
A-2	384.000	0.95	Aaa/AAA	5-21	EDSF+22	0.718	0.71	99.99344
A-3	203.846	2.12	Aaa/AAA	21-32	IS+42	0.967	0.96	99.98940
B	91.821	2.85	Aa2/AA	32-38	IS+100	1.603	1.59	99.97864
C	113.986	3.45	A2/A	38-46	IS+175	2.434	2.42	99.99427
D	112.085	3.93	Baa2/BBB	46-48	IS+230	3.058	3.03	99.96789
E	29.762	3.95	Ba2/BB	48-48	IS+375	4.511	4.46	99.96699

Timing	: PXD
Expected Settle	: 06/27
First Pay Date	: 07/09
SEC Registered	: Yes (Except Class E)
ERISA Eligible	: Yes (Except Class E)
Minimum Denoms	: $1,000 by $1,000 (except Class E which is $100k/$10k)
Bill & Deliver	: JPM

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.

OTHER THAN IN THE CASE OF AN ALLOCATION, THIS COMMUNICATION IS FOR INFORMATION PURPOSES ONLY. WITH RESPECT TO ANY ALLOCATION DESCRIBED ABOVE, YOUR ACCEPTANCE THEREOF ALSO CONFIRMS THAT YOUR DECISION WAS BASED ON YOUR INDEPENDENT REVIEW OF THE FINANCIAL CONDITION, CREDITWORTHINESS, AFFAIRS AND STATUS OF THE BORROWER AND REVIEW OF THE CREDIT AGREEMENT (AND ANY OTHER RELATED DOCUMENTATION) AS YOU HAVE DEEMED APPROPRIATE AND NOT IN RELIANCE ON ANY JPMORGAN ENTITY.

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